Officer's Certificate

BSABS 2005-HE1, BSABS 2005-HE2, BSABS 2005-HE3

I, Sue Stepanek, Executive Vice President of EMC Mortgage Corporation, do hereby certify to the designated Master Servicer that in respect to the period ending November 30, 2005, a review of the activities of EMC Mortgage Corporation ("EMC") during the preceding fiscal year or applicable portion thereof and it's performance under the above referenced Pooling and Servicing Agreement has been made under my supervision. To the best of my knowledge, based on such review, EMC has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such Servicing Officer and the nature and status thereof except for such defaults as such officer in its good faith judgment believe to be immaterial.

/s/ Sue Stepanek
Sue Stepanek, Executive Vice President

2/14/06
Date

Two MacArthur Ridge 909 Hidden Ridge Drive, Suite 200 Irving, Texas 75038
Mailing Address: P.O. Box 141358, Irving, Texas 75014-1358